Exhibit 10.2
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment (“Amendment”) to Employment Agreement is made effective July 21, 2008, by and between Steven J. Nunes (“Employee”) and MAKO Surgical Corp. (“Company”).
Recitals
Whereas, Employee and Company have entered into that certain Employment Agreement, dated May 15, 2006 (as amended effective February 5, 2007,the “Agreement,” the terms of which are expressly incorporated herein); and
Whereas, Employee and Company, pursuant to Section 8(a) of the Agreement, now seek to formally amend the Agreement by way of this Amendment;
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in the Agreement and this Amendment, the parties hereby agree as follows:
1. Section 2(b) of the Agreement is hereby supplemented by the addition of the following provision, which shall be exclusively applied to the bonus compensation to be paid to the Employee for his performance during 2008:
“For 2008, in addition to other bonus consideration payable, the Employee shall be eligible for a performance bonus under the 2008 Performance Bonus Plan for S. Nunes — SVP of Sales & Marketing, the terms of which are set forth on the attached Exhibit A, incorporated herein by reference.”
2. Except as expressly provided herein, all terms and conditions set forth in the Agreement to which this Amendment applies, shall remain in full force and effect. In the event of a conflict between this Amendment and the Agreement, this Amendment shall be controlling.
4. This Amendment may be executed in counterparts, each of which are deemed to be original, but both of which together constitute one and the same instrument. Copies of signatures sent by facsimile transmission are deemed to be originals for purposes of execution and proof of this Amendment.
In Witness Whereof, the parties have duly executed this Amendment to be effective as of the day and year first above written.

MAKO SURGICAL CORP.		EMPLOYEE

By:	/s/ Maurice R. Ferré	By:	/s/ Steven J. Nunes

	Maurice R. Ferré		Steven J. Nunes
Chairman, President & CEO

Date:	July 25, 2008	Date:	July 25, 2008

Exhibit A
2008 Performance Bonus Plan for S. Nunes — SVP of Sales & Marketing (this “Plan”)
1.	Overview
a.	A Bonus (in the form of cash and/or a grant of incentive stock options) shall be payable based on achievement of certain quarterly and annual sales metrics of installs and procedures as set forth in the Company’s 2008 Metrics Scorecard
b.	Points shall be awarded based on the weighting set forth on the 2008 Metrics Scorecard as indicated in the 2008 S&M Metrics Subscorecard.
2.	Point System
a.	Baseline Metrics
i.	Employee shall receive 20 points per quarter in which baseline metric target is achieved.
1.	Total potential Quarterly Baseline Points available = 80 points
ii.	Employee shall receive 20 points for achievement of year end baseline metrics
1.	Total potential Year End Baseline Points available = 20 points
iii.	Total maximum points at Baseline metrics = 100 points
b.	Stretch Metrics
i.	Employee must achieve all Quarterly Baseline Points for the key initiatives/objectives as indicated on the 2008 S&M Metrics Subscorecard (the “Key Metrics”) to be eligible for additional points based on the Stretch Metrics.
ii.	Employee shall receive 25 points for year end achievement of stretch metrics assuming the Key Metrics are achieved for each quarter.
c.	Total maximum points at available to Employee = 125 points
3.	Cash Bonus
a.	If Employee achieves 80 or more points under this Plan, Employee shall receive $800 per point attained.
i.	Cash award at maximum base metrics — $80,000

ii.	Cash award at maximum stretch metrics — $100,000
4.	Option Bonus
a.	Employee shall receive a grant of Forty Thousand (40,000) incentive stock options under the Company’s 2008 Omnibus Incentive Plan for achievement of 100 points or more.

5.	Conditions
a.	No Bonus will be paid under this Plan unless Employee is an active, full-time employee of the Company in good standing as of December 31, 2008 and the date of distribution/grant of any Bonus.
b.	The Company shall not be required to fund or otherwise segregate any cash or any other assets that may at any time be paid to Employee under this Plan. This Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provision of this Plan, be deemed to be a trustee of any property, and any rights of Employee shall be limited to those of a general unsecured creditor.
c.	The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any withholding obligations it may have under federal, state or local income or other tax laws. The Company shall have no liability for any tax imposed on Employee as a result of any Bonus paid or payable to Employee under this Plan.
d.	All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of the State of Florida without regard to its conflict of law provisions.